SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. __)*



                      American Market Support Network, Inc.
                      -------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   02738M 106
                                   ----------
                                 (CUSIP Number)

                                September 6, 2002
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[  ]     Rule 13d-1(b)
[X ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   02738M 106                                               Page 2 of 5
            ----------

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1.     NAME OF REPORTING PERSON                                    HELENA WAHALA
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

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2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            a   [ ]
                                                                    b   [ ]
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3.     SEC USE ONLY

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4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Finland
--------------------------------------------------------------------------------
                                         5.       SOLE VOTING POWER

                                                      500,000
       NUMBER OF                         ---------------------------------------
         SHARES                          6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED                                           0
        BY EACH                          ---------------------------------------
       REPORTING                         7.       SOLE DISPOSITIVE POWER
      PERSON WITH
                                                      500,000
                                         ---------------------------------------
                                         8.       SHARED DISPOSITIVE POWER

                                                         0
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       500,000
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10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]

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11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1.     Name and Address of Issuer

            (a)      American Market Support Network, Inc.

            (b)      14090 Southwest Freeway,
                     Suite 300, Sugar Land, Texas  77478

Item 2. Name, Address and Citizenship of Person Filing; Class of Securities and CUSIP Number

            (a)      Helena Wahala

            (b)      c/o American Market Support Network, Inc.
                     14090 Southwest Freeway,
                     Suite 300, Sugar Land, Texas  77478

            (c)      Finland

            (d)      Common Stock

            (e)      02738M 106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  [  ]   Broker or Dealer registered under Section 15 of the Act

(b)  [  ]   Bank is defined in Section 3(a)(6) of the Act

(c)  [  ]   Insurance Company as defined in Section 3(a)(19) of the Act

(d)  [  ]   Investment  Company  registered  under  Section 8 of  the Investment
            Company Act

(e)  [  ]   Investment  Adviser  registered  under Section 203 of the Investment
            Advisers Act of 1940

(f)  [  ]   Employee  Benefit  Plan,  Pension  Fund  which  is  subject  to  the provisions of the Employee Retirement Income Security Act of 1974 or
            Endowment Fund; seess.240.13d-1(b)(1)(ii)(F)

(g)  [  ]   Parent  Holding  Company,  in  accordance withss.240.13d-1(b)(ii)(G)
            (Note: See Item 7)

(h)  [  ]   Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership

            (a)   Amount Beneficially Owned:         500,000

            (b)   Percent of Class:                  10.1%

            (c)   Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:       500,000
                  (ii)   shared power to vote or to direct the vote:           0
                  (iii)  sole power to dispose or to direct the
                         disposition of:                                 500,000
                  (iv)   shared power to dispose or to direct the
                         disposition of:                                       0

Item 5.     Ownership of Five Percent or Less of a Class

            If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10. Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: April 3, 2003                         /s/ HELENA WAHALA
      -------------                         ------------------------------------
                                            Helena Wahala, an individual